                                                                      EXHIBIT 99
                    DiVall Insured Income Properties 2, L.P.
                                 QUARTERLY NEWS

================================================================================
   A publication of The Provo Group, Inc.                THIRD QUARTER 1997


THIRD-PARTY SOLICITORS...Are They Really "Long-Term" Investors or Merely "Quick" Profiteers on Your Interests?
Madison, Wisconsin

Over the last year or so, a third-party solicitor may have either telephoned you or mailed you a "teaser" piece inquiring about the purchase of your interests in DiVall Insured Income Properties 2 Limited Partnership (the "Partnership").

At the time, you may have either ignored the inquiry or you may have agreed to sell your interests to this third-party solicitor -- most likely without first discussing alternatives with a secondary market broker.

So, you ask...third-party solicitors??...secondary market brokers?? What's the difference? Both parties want my interests for a discounted rate - what does it matter to whom I choose to sell?

Quite simply, it is your choice, however, you may be interested in knowing that the third-party solicitations you may receive are not regulated by the Securities Exchange Commission (S.E.C.).

The secondary market is "highly" regulated by the S.E.C. - offering liquidation opportunities to investors for years at competitive pricing.

Perhaps, even more interesting is that many third-party solicitors who indicate that they are interested in your units for their own "investment purposes" (and may offer to relieve you of the "headache" of filing Schedule K-1's or provide you with a one time "opportunity for liquidation") are not necessarily serious long-term investors.

It appears that many of these solicitors are merely "quick profiteers" on your heretofore patiently held interests...selling those very same interests they purchased from you on the secondary market within months.

How much is a third-party solicitor making on your interests? Here's an "example" based on a single unit which was initially purchased by you for $1,000:

Unit (Purchased) by Solicitor:            $(331.00)

Distributions Paid to Solicitor:             34.00
Unit Sold by Solicitor (after 7 mos.):      406.00
                                          --------

Profit Made by Solicitor:                 $ 109.00
                                          ========

Could you have received a higher selling rate in the secondary market?...Perhaps. (The above example shows an annualized return of over 55%!)

Will a secondary market broker earn a commission or make a profit?...Most likely.

Again you ask...what's the difference?

The difference is that you always have a choice and you always have a right to ask for more information.

As your General Partner, we can not act as your financial advisor nor can we be
the "gatekeepers" of your interests.   We simply try to keep you informed.

                     =====================================

                              OTHER NEWS INSIDE...

 .    Boatmen's Ruling Appealed ............... Restoration Highlights, pg 4
 .    Cypress Restaurants to Buy its Dennys ...... Property Highlights, pg 4
 .    DenAmerica's  Leases Terminating? .......... Property Highlights, pg 3
 .    Village Inn Says Sales Are Up .............. Property Highlights, pg 4


Page 2                              DiVall 2                                3 Q


                            =======================

                            Distribution Highlights

 .  6.6% (approx.) annualized return        .  $23.23 per unit (approx.) for the
   from operations and 1.4% (approx.)         Third Quarter 1997 from both cash
   non-annualized return of capital           flow from operations and investing
   from a special distribution related        activities.
   to a property sale and principal
   received from equipment leases based    .  $844.00 to $646.00 range of
   on $34,900,000 ("net" remaining            distributions per unit from the
   initial investment).                       first unit sold to the last unit
                                              sold before the offering closed
 .  $1,075,000 total amount distributed        (February 1990), respectively.
   for the Third Quarter 1997 which was
   $500,000 more than budgeted.               Distributions are from both cash
                                              flow from operations and "net"
   The "higher" than budgeted distribution    cash activity from financing and
   is primarily due to the sale of the        investing activities.
   Hardee's restaurant (West Jordan, UT).
                                              (NOTE: Original units were
                                              purchased for $1,000/unit.)



                            ======================


                 Statements of Income and Cash Flow Highlights

 .  5% increase in     .  2% increase in total  .  7% increase in "net"
   operating revenues    expenses from            income from
   from projections.     projections.             projections.

 .  Net proceeds in    .  $15,000 was paid in   .  Equipment residuals
   the amount of         disposition fees         (previously written
   $470,000 were         during the quarter       off) in the amount
   received by the       as a result of a         of $17,000 (approx.)
   Partnership as a      property sale.           were collected during
   result of a                                    the quarter.
   property sale.

Page 3                             DiVall 2                                3 Q


                          ===========================

                              Property Highlights

                                   Vacancies
                                   ---------

 .  Country Kitchen restaurant (Cedar Rapids, IA) was vacant at September 30,
   1997. [NOTE: Management recently received a "letter of intent" to re-lease this restaurant. It is anticipated that rent will commence January 1998.]


 .  Denny's restaurant (Twin Falls, ID)  .  Denny's restaurant (Daytona Beach,
   was vacant at September 30, 1997.       FL) was vacant at September 30, 1997.
   The tenant of this property,            The tenant of this property, Cypress
   DenAmerica, Corporation, vacated the    Restaurants, Inc., vacated the
   property at the end of December         property at the end of March 1997 and
   1996. It should be noted, however,      intends to remodel to a different
   this tenant continues to meet its       concept.  It should be noted,
   rental obligations. (NOTE: Refer to     however, this tenant continues to
   "Other Property Matters" below for      meet its rental obligations. (NOTE:
   further discussion.)                    Refer to "Other Property Matters"
                                           below for further discussion.)


                               Rents Receivable
                               ----------------


 .  P&T Holdings, tenant of Miami Subs    .  DenAmerica Corporation, tenant of
   (Palm Beach, FL), was $2,900             Denny's (Twin Falls, ID), was $1,600
   delinquent in percentage rent at         delinquent in scheduled rent at
   September 30, 1997.                      September 30, 1997.


                                Sale of Property
                                ----------------

 .  On July 31, 1997, Hardee's (West Jordan, UT) was sold for $537,200.
                                                    ----


                             Other Property Matters
                             ----------------------

 . As noted above, DenAmerica Corporation vacated and closed their Twin Falls, Idaho restaurant. Subsequently, this tenant was defaulted and management is considering DenAmerica's proposal to terminate the Twin Falls, Idaho lease. The other consideration to modify their remaining leases that currently pay straight percentage rent versus fixed rent has been deferred until the termination agreement is finalized.

Page 4                              DiVall 2                              3 Q


                            ========================

                          Property Highlights (contd.)

                        Other Property Matters (contd.)
                        -------------------------------

   The status of these requests are as follows:

   Denny's - Twin Falls, ID -   Lease termination agreement out for
                                execution. Termination includes a payment of all charges through 12/31/97; equipment lease buy-out; plus, payment of 1997 real estate taxes.

   Denny's (3) - Phoenix, AZ  - Lease modification negotiations have ceased until the lease termination agreements and fees have been fully executed and paid. (NOTE: These negotiations are for three (3) DenAmerica restaurants located on N. 7th Street; W. Camelback Road; and Indian
                                School Road in Phoenix, Arizona.)

                                     * * *


 .  Cypress Restaurants, Inc., tenant   .  FMI, tenant of the Partnership's
   of Denny's (Daytona Beach, FL and      Village Inn (Grand Forks, ND),
   New Smyrna, FL), proposed offers to    notified management that another
   purchase both of these properties      Village Inn that was "operated" by
   last quarter.  The Partnership has     this same tenant, but not "owned"
   agreed to the purchase offers and      by the Partnership, closed its
   anticipates that the closings will     doors. This closing has contributed
   occur by year-end.                     to a sales increase for the Village
                                          Inn owned by the Partnership.


                             ======================

                             Restoration Highlights

 .  There were no recoveries received   .  The Partnership received a
   during the Third Quarter 1997.         "favorable" ruling for its case
                                          against  Boatmen's First National
                                          Bank of Kansas City which went to
 .  "Total" recoveries received to date    trial on June 23, 1997. Boatmen's has
   for the Partnership are                appealed this ruling.
   approximately $2,089,000.
                                          (NOTE: The Partnership is awaiting
                                          the outcome of this appeal before any
                                          recovery is recorded.)

Page 5                             DiVall 2                               3 Q


                           =========================

                               Return of Capital

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended June 30, 1988 through September 30, 1997.

================================================================================

                                                  Distribution      Capital
                                                  ------------      -------
                                                    Analysis        Balance
                                                    --------        -------

     Original Capital Balance                           -        $ 46,280,300
     Cash Flow From Operations Since Inception    $ 23,237,202         -
     Total Distributions Since Inception           (34,638,868)        -
                                                  ------------

     (Return) of Capital                          $(11,401,666)   (11,401,666)
                                                  ============   ------------

     "Net" Remaining Initial Investment
          by Original Partners                          -        $ 34,878,634
                                                                 ============

================================================================================

    (NOTE: For a more individualized discussion of return of capital contact
                              Investor Relations.)

                           =========================

                                 Advisory Board

The seventeenth Advisory Board meeting was held November 4 and 5, 1997. The following new Board members were given a comprehensive orientation of the Partnerships' affairs.

     . Mr. Robert White was nominated by the Limited Partners and selected to represent DiVall Insured Income Fund, L.P. and will serve a two (2) year term.

     . Mr. Albert Gerritz was nominated by the Limited Partners and selected to represent DiVall Income Properties 3, L.P. and will serve a two (2) year term.

Page 6                             DiVall 2                               3 Q


                           ========================

                            Advisory Board (contd.)


    . Mr. Steven Carson was nominated and selected by the selling broker firms of DiVall Insured Income Fund, L.P.; DiVall Insured Income Properties 2, L.P.; and DiVall Income Properties 3, L.P. to represent the brokerage community and will serve a two (2) year term.


These new members replaced Mr. Gerhard Zoller (DiVall 1); Dr. Albert Eschen (DiVall 3); and Mr. Todd Witthoeft (Broker Dealer) whose terms expired September 30, 1997.

The member carrying over from the prior Board is Mr. Richard Otte, representing DiVall Insured Income Properties 2, L.P. Mr. Otte will serve the remaining year of his two (2) year term.

For further information regarding the new Advisory Board members, please refer to the enclosed biographical summaries.


                           ========================

                              Questions & Answers

1.  When can I expect to receive my          2.  When will 1997 per unit values be
    Schedule K-1 for 1997?                       available for my investment in the
                                                 Partnership?
    Our current schedule for mailing all
    1997 Schedule K-1's for your                 The Partnership's 1997 "year-end"
    Partnership and its affiliated               valuation information is tentatively
    partnerships is no later than March          scheduled to be available by the
    13, 1998.                                    First Quarter 1998.  We will include
                                                 this information in our 1997 Annual
                                                 Report which we plan to  mail by
                                                 early April 1998.

Page 7                              DiVall 2                              3 Q


                            =======================

                          Questions & Answers (contd.)

3.  Why do I receive solicitations to     4.  When can I expect my next
    buy my interests?                         distribution mailing?

    As discussed earlier in this              Your next distribution correspondence
    correspondence, any solicitations         for the Fourth Quarter of 1997 is
    that you may receive to buy your          scheduled to be mailed on February
    interests are a result of a               13, 1998.
    third-party (not affiliated with
    TPG, Inc.) who is interested in
    acquiring units at a discounted
    rate.  As General Partner, we
    encourage you to review all of your
    options.



                                     * * *


================================================================================

 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-608-244-7661

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.

              Post Office Box 8673             1410 Northport Drive
          Madison, Wisconsin 53708-8673      Madison, Wisconsin 53704

                               (FAX 608-244-7663)

================================================================================

                    DIVALL INSURED INCOME PROPERTIES 2 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
              FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1997

                                                               PROJECTED       ACTUAL         VARIANCE
                                                                  3RD            3RD
                                                                QUARTER        QUARTER         BETTER
  OPERATING REVENUES                                            9/30/97        9/30/97        (WORSE)
                                                               ----------      ----------     ---------
    Rental income                                                $725,818        $726,956        $1,138
    Direct financing interest                                       2,245           2,245             0
    Interest income                                                16,550          18,211         1,661
    Other income                                                   11,532          48,060        36,528
                                                                ---------      ----------     ---------
  TOTAL OPERATING REVENUES                                       $756,145        $795,472       $39,327
                                                                ---------      ----------     ---------
  OPERATING EXPENSES
    Insurance                                                      $7,113          $6,409          $704
    Management fees                                                44,391          44,520          (129)
    Overhead allowance                                              3,700           3,591           109
    Advisory Board                                                  4,400           3,628           772
    Administrative                                                 19,823          15,054         4,769
    Professional services                                           4,992           8,418        (3,426)
    Disposition Fees                                                    0          15,000       (15,000)
    Auditing                                                       12,000          12,000             0
    Legal                                                           7,500           5,483         2,017
    Defaulted tenants                                               1,920           3,090        (1,170)
                                                                ---------       ---------     ---------
  TOTAL OPERATING EXPENSES                                       $105,839        $117,193      ($11,354)
                                                                ---------       ---------     ---------
  GROUND RENT                                                     $30,927         $31,250         ($323)
                                                                ---------       ---------     ---------
  INVESTIGATION AND RESTORATION EXPENSES                           $1,215          $4,282       ($3,067)
                                                                ---------       ---------     ---------
  NON-OPERATING EXPENSES
    Depreciation                                                 $123,186        $113,472        $9,714
    Amortization                                                        0           1,163        (1,163)
                                                                ---------       ---------     ---------
  TOTAL NON-OPERATING EXPENSES                                   $123,186        $114,635        $8,551
                                                                ---------       ---------     ---------
  TOTAL EXPENSES                                                 $261,167        $267,360       ($6,193)
                                                                ---------       ---------     ---------
  NET INCOME                                                     $494,978        $528,112       $33,134

  OPERATING CASH RECONCILIATION:                                                               VARIANCE
                                                                                              ---------
    Depreciation and amortization                                 123,186         114,635        (8,551)
    (Increase) Decrease in current assets                           7,093          27,125        20,032
    Increase (Decrease) in current liabilities                    (44,187)       (240,799)     (196,612)
    (Increase) Decrease in cash reserved for payables              (6,000)        160,000       166,000
    Advance from prior cash flows for current distributions       (16,000)        (16,000)            0
                                                                ---------        --------     ---------
  Net Cash Provided From Operating Activities                    $559,070        $573,073       $14,003
                                                                ---------        --------     ---------
CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Recoveries from former G.P. affiliates                              0               0             0
    Principal received on equipment leases                         13,430          31,445        18,015
    Proceeds from property sales                                        0         470,247       470,247
                                                                ---------        --------     ---------
  Net Cash Provided From Investing And Financing

    Activities                                                    $13,430        $501,692      $488,262
                                                                ---------        --------     ---------
  Total Cash Flow For Quarter                                    $572,500      $1,074,765      $502,265

  Cash Balance Beginning of Period                                920,995       1,162,185       241,190
  Less 2nd quarter distributions paid 8/97                       (575,000)       (525,000)       50,000
  Change in cash reserved for payables or future disbutions        22,000        (144,000)     (166,000)
                                                                ---------       ---------     ---------
  Cash Balance End of Period                                     $940,495      $1,567,950      $627,455


  Cash reserved for 3rd quarter L.P. distributions               (575,000)     (1,075,000)     (500,000)
  Cash reserved for payment of payables                          (200,000)       (224,000)      (24,000)
                                                                ---------       ---------     ---------
  Unrestricted Cash Balance End of Period                        $165,495        $268,950      $103,455
                                                                =========       =========     =========
                                                               PROJECTED       ACTUAL         VARIANCE
*  Quarterly Distribution                                        $575,000      $1,075,000      $500,000
   Mailing Date                                                  11/15/97     (enclosed)          -



* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR DISCUSSION PURPOSES

                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             1997 PROPERTY SUMMARY
                         AND RELATED ESTIMATED RECEIPTS

                                        ORIGINAL EQUITY              $46,280,300
                                        NET DISTRIBUTION OF
                                          CAPITAL SINCE INCEPTION    $11,401,666
                                                                     -----------
                                        CURRENT EQUITY               $34,878,634

PORTFOLIO        (Note 1)

                                                 REAL ESTATE                               EQUIPMENT
                                        ------------------------------    -------------------------------------------
                                                      ANNUAL                LEASE                   ANNUAL
                                                       BASE        %      EXPIRATION                LEASE       %  *
CONCEPT                LOCATION            COST        RENT      YIELD       DATE        COST      RECEIPTS    RETURN
-------------------------------------   ------------------------------    -------------------------------------------
APPLEBEE'S         COLUMBUS, OH         1,059,465    135,780    12.82%                   84,500          0      0.00%

BLOCKBUSTER        OGDEN, UT              646,425    100,554    15.56%

COUNTRY KIT.       CEDAR RAPIDS, IA       660,156          0     0.00%

DENNY'S            N. SYMRNA BCH, FL    1,025,830    133,380    13.00%
DENNY'S            DAYTONA, FL          1,029,844    136,800    13.28%

DENNY'S   (2)(3)   PHOENIX, AZ            295,750     39,000    13.19%                  224,376          0      0.00%
DENNY'S   (2)      PHOENIX, AZ            972,726     84,000     8.64%                  183,239          0      0.00%
DENNY'S   (2)      PHOENIX, AZ            865,900     86,000     9.93%                  221,237          0      0.00%
DENNY'S            TWIN FALLS, ID         699,032     83,200    11.90%     04/30/99     190,000     37,860     19.93%
DENNY'S   (2)(3)   PHOENIX, AZ            500,000     37,000     7.40%                   14,259          0      0.00%

HARDEE'S  (5)      S MILWAUKEE, WI        808,032     64,000     7.92%
HARDEE'S  (5)      HARTFORD, WI           686,563     64,000     9.32%
HARDEE'S  (5)      MILWAUKEE, WI        1,010,045     76,000     7.52%           (4)    260,000          0      0.00%
    "                    "                                                              151,938          0      0.00%
HARDEE'S  (5)      FOND DU LAC, WI        849,767     88,000    10.36%           (4)    290,469          0      0.00%
HARDEE'S  (5)      MILWAUKEE, WI                0          0     0.00%                  780,000          0      0.00%

HOOTER'S           R. HILLS, TX         1,246,719     95,000     7.62%

HOSTETTLER'S       DES MOINES, IA         845,000     55,584     6.58%                   52,813          0      0.00%

KFC                SANTA FE, NM           451,230     60,000    13.30%

MIAMI SUBS         PALM BEACH, FL         743,625     39,000     5.24%

                                                      TOTALS               TOTAL % ON
                                        -------------------------------    $34,878,634
                                                      ANNUAL                 EQUITY
CONCEPT                LOCATION            COST      RECEIPTS    RETURN       RAISE
-------------------------------------   --------------------------------   -----------
APPLEBEE'S         COLUMBUS, OH         1,143,965     135,780    11.87%

BLOCKBUSTER        OGDEN, UT              646,425     100,554    15.56%

COUNTRY KIT.       CEDAR RAPIDS, IA       660,156           0     0.00%

DENNY'S            N. SYMRNA BCH, FL    1,025,830     133,380    13.00%
DENNY'S            DAYTONA, FL          1,029,844     136,800    13.28%

DENNY'S   (2)(3)   PHOENIX, AZ            520,126      39,000     7.50%
DENNY'S   (2)      PHOENIX, AZ          1,155,965      84,000     7.27%
DENNY'S   (2)      PHOENIX, AZ          1,087,137      86,000     7.91%
DENNY'S            TWIN FALLS, ID         889,032     121,060    13.62%
DENNY'S   (2)(3)   PHOENIX, AZ            514,259      37,000     7.19%

HARDEE'S  (5)      S MILWAUKEE, WI        808,032      64,000     7.92%
HARDEE'S  (5)      HARTFORD, WI           686,563      64,000     9.32%
HARDEE'S  (5)      MILWAUKEE, WI        1,421,983      76,000     5.34%
    "                    "
HARDEE'S  (5)      FOND DU LAC, WI      1,140,236      88,000     7.72%
HARDEE'S  (5)      MILWAUKEE, WI          780,000           0     0.00%

HOOTER'S           R. HILLS, TX         1,246,719      95,000     7.62%

HOSTETTLER'S       DES MOINES, IA         897,813      55,584     6.19%

KFC                SANTA FE, NM           451,230      60,000    13.30%

MIAMI SUBS         PALM BEACH, FL         743,625      39,000     5.24%

Note 1: This property summary includes only current property and equipment held by the Partnership.
         Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 1997 is based on 1996 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent.
         The annual base rent shown is net of the underlying ground lease rent. 4: The lease was terminated and the equipment sold to Hardee's Food
         Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.


                                                                                             ---------------------------------------
PROJECTIONS FOR                                                                              ORIGINAL EQUITY             $46,280,300
DISCUSSION PURPOSES             DIVALL INSURED INCOME PROPERTIES 2 LP                        NET DISTRIBUTION OF
                                        1997 PROPERTY SUMMARY                                 CAPITAL SINCE INCEPTION    $11,401,666
                                   AND RELATED ESTIMATED RECEIPTS                                                        -----------
                                                                                             CURRENT EQUITY              $34,878,634
                                                                                             ---------------------------------------

PORTFOLIO   (Note 1)
                            --------------------------- ------------------------------------ --------------------------- -----------
                                     REAL ESTATE                     EQUIPMENT                        TOTALS               TOTAL %
                            --------------------------- ------------------------------------ ---------------------------     ON
                                         ANNUAL            LEASE              ANNUAL                                     $34,878,634
---------------------------               BASE     %    EXPIRATION             LEASE    %                TOTAL             EQUITY
CONCEPT     LOCATION           COST       RENT   YIELD     DATE      COST    RECEIPTS RETURN    COST    RECEIPTS  RETURN    RAISE
--------------------------- --------------------------- ------------------------------------ --------------------------- -----------
POPEYE'S    PARK FOREST, IL    580,938    77,280 13.30%                                        580,938    77,280 13.30%

SUNRISE PS  PHOENIX, AZ      1,084,503   127,920 11.80%              79,219        0  0.00%  1,182,735   127,920 10.82%
                                                                     19,013        0  0.00%
VILLAGE INN GRAND FORKS, ND    739,375    84,000 11.36%                                        739,375    84,000 11.36%

WENDY'S     AIKEN, SC          633,750    90,480 14.28%                                        633,750    90,480 14.28%
WENDY'S     CHARLESTON, SC     580,938    76,920 13.24%                                        580,938    76,920 13.24%
WENDY'S     N. AUGUSTA, SC     660,156    87,780 13.30%                                        660,156    87,780 13.30%
WENDY'S     AUGUSTA, GA        728,813    96,780 13.28%                                        728,813    96,780 13.28%
WENDY'S     CHARLESTON, SC     596,781    76,920 12.89%                                        596,781    76,920 12.89%
WENDY'S     AIKEN, SC          776,344    96,780 12.47%                                        776,344    96,780 12.47%
WENDY'S     AUGUSTA, GA        649,594    86,160 13.26%                                        649,594    86,160 13.26%
WENDY'S     CHARLESTON, SC     528,125    70,200 13.29%                                        528,125    70,200 13.29%
WENDY'S     MT. PLEASANT,
             SC                580,938    77,280 13.30%                                        580,938    77,280 13.30%
WENDY'S     MARTINEZ, GA       633,750    84,120 13.27%                                        633,750    84,120 13.27%

HALLANDALE
 TAG        HALLANDALE, FL     792,188    30,000  3.79%                                        792,188    30,000  3.79%
--------------------------- -------------------------- ------------------------------------ --------------------------- ------------
--------------------------- --------------------------            ------------------------- --------------------------- ------------
PORTFOLIO TOTALS
 (32 Properties)            23,962,302 2,539,918 10.60%           2,551,063   37,860  1.48% 26,513,365 2,577,779  9.72%    7.39%
--------------------------- --------------------------            ------------------------- --------------------------- ------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

                                  Page 2 of 2